Exhibit 10.2
Amendment Number 1
to
OEM Purchase and License Agreement
Between EMC Corporation and Brocade Communications, Inc.
OEM Agreement Number OEM 051208 Dated May 20, 2008
This Amendment Number 1 (“the Amendment”) to the OEM Purchase and License Agreement (the “Agreement”) dated May 20, 2008 BROCADE Communications Systems, Inc., a Delaware corporation with an office located at 1745 Technology Drive, San Jose, California 95110, and BROCADE Communications Switzerland SarL., a Geneva corporation with principal offices at 29 Route de l’Aeroport, Case Postale 105, CH-1215, Geneva 15, Switzerland, and BROCADE Communications Services Switzerland, SarL,, a Geneva corporation with principal offices at 29 Route de l’Aeroport, Case Postale 105, CH-1215, Geneva 15, Switzerland (collectively, “BROCADE”), and EMC Corporation, 176 South Street, Hopkinton, MA 01748 together with its designated Subsidiaries (“EMC”), and commences on the date accepted and executed by BROCADE (“Effective Date”).
RECITALS
WHEREAS, the parties wish to amend the Agreement so as to define the Kanban Process as it relates to Brocade owned KanBans to be placed within EMC designated warehouses;
NOW THEREFORE, in consideration of the above and the other respective promises of the parties set forth herein, the parties hereto agree as follows:
1.0 Delete Sections 7.4.1 through 7.4.5 of the Agreement in its entirety and replace with the following Sections 7.4.1 through 7.4.5:
7.4 Purchase Orders — Kanban Process
7.4.1 KanBan Order Process. The KanBan order, delivery and reschedule process (the “KanBan Process”) established herein shall be in addition to and an alternative to the Standard Process. EMC may order Products for placement into a BROCADE Consignment KanBan (as defined below) subject to issuance of Quarterly Purchase Orders and Release Notices (each as defined below); in which case the procedures set forth below shall apply. Notwithstanding anything herein to the contrary, EMC may continue to order Products pursuant to the order process in Section 7.3, provided that a sixty (60) day (or less if agreed to by the parties) advance notification in writing is provided to BROCADE.
(a) A “KanBan” shall be a supply of Products in a fixed lot size as defined by EMC’s “KanBan Calculator Report”. EMC may increase BROCADE’s Consignment KanBan inventory level above the quantities calculated by the KanBan Calculator Report solely as required to fulfill EMC’s remaining current quarter material requirements planning demand.

Such increases will be made via False Pull Notices communicated to BROCADE. The KanBan Calculator Report uses the following formula to determine bin size: [1.5(LT)(ADD) + SS(ADD)] / EOQ, where
LT = Lead Time which is made up of BROCADE process time plus Transit time. BROCADE process time is defined as the time from when BROCADE receives the replenishment notice until the time Product is on BROCADE dock to be picked up by the carrier. Transit time is the time from carrier pick up to delivery at EMC’s dock.
ADD = Average Daily Demand is EMC’s quarterly demand quantity divided by 60 business days.
SS = Safety Stock, a pre-determined number that EMC may decide to add. Currently Safety Stock is .5. EMC agrees that the SS number will not increase without BROCADE’s mutual consent.
EOQ = Economic Order Quantity is determined by a specific calculation of pallet size and shipping economies.)
Products to be stocked in:
BROCADE Consignment KanBan- BROCADE owned Products that are provided to EMC for storage in one of the BROCADE Consignment KanBan Sites for the purpose of on-demand fulfillment of EMC’s requirements for Products. A “BROCADE Consignment KanBan Site” shall mean the EMC designated warehouse locations identified in Exhibit M.
(b) EMC will establish a quarterly purchase order and BROCADE will deliver products as detailed in EMC’s KanBan Calculator Report to the BROCADE Consignment KanBan sites within one week of receipt of EMC’s written authorization to do so. EMC will maintain a minimum of thirteen (13) weeks of purchase order coverage. EMC will also issue a DSR which will include EMC’s demand that will match EMC’s Purchase order coverage. BROCADE will fill in its supply commitment and return the DSR to EMC within two (2) Business Days. BROCADE will make material available to support its supply commitment within the KanBan replenishment lead times detailed in Paragraph 7.4.1(c) below regardless of the quantity of products actually Pulled through this KanBan Process. BROCADE will be measured on making material available per EMC’s DSR demand and actual release notice fulfillment lead times. EMC will communicate changes to its demand via the DSR and update its purchase orders to match the DSR within one (1) day of changes to the DSR demand. BROCADE will respond to DSR demand changes within a maximum of two (2) Business Days. BROCADE will provide weekly supply updates via the DSR between 8pm ET Friday and 12:00 noon ET each Monday that will include any changes to BROCADE’s supply commitments and actual “make available” quantities from the previous week. BROCADE will promptly communicate any changes in supply commitments via the DSR. EMC’s liability is limited to the following which shall supercede the cancellation terms set forth in Section 7.3.3.2 above, when the parties are utilizing the KanBan process:

[**] of purchase price for Products located in BROCADE’s Consignment KanBans and replenishment notices in process that do not exceed the KanBan Calculator Report, which Products BROCADE is unable to reallocate to another customer using commercially reasonable efforts. EMC’s cancellation fee for such Products shall be calculated using the purchase price in effect as of the date that such Products were added to the BROCADE Consignment KanBan. BROCADE will use commercially reasonable efforts to reallocate these Products and EMC will not be charged a cancellation fee if BROCADE is successful.
EMC purchase liability is limited to 100% of EMC unique labels and manuals that are beyond the BROCADE Consignment KanBan quantities and within [**] calendar days of EMC’s purchase order delivery date.
EMC has no purchase liability beyond [**] calendar days of EMC’s purchase order delivery date.
In the event that EMC’s KanBan Calculator Report reduces the total amount of Products required in the BROCADE Consignment KanBan, then the excess in will be stated in sheet 2 of the KanBan Calculator Report. EMC will be liable for the excess Products detailed in sheet 2 of the KanBan Calculator Report, per terms established above.
(c) EMC may remove only complete KanBans from a BROCADE Consignment KanBan and shall thereby take delivery and possession of the applicable KanBan to support its customer demand. EMC is not required to take delivery of BROCADE Consigned KanBans until EMC has a customer sales order demand for such Products. EMC shall Pull KanBans from the BROCADE Consignment KanBan on a first-in first-out basis. EMC shall notify BROCADE within one (1) day after EMC physically removes a complete KanBan from a BROCADE Consignment KanBan (each such occurrence a “Pull”), and such notice shall be deemed a non-cancelable release order for replacement KanBans (“Release Notice”). EMC notification will be sent to BROCADE by 12:00 noon Eastern time every day as needed. The parties agree that pull notifications will be sent two times per day during the last five business days of BROCADE’s fiscal quarter, one by 12:00 noon Eastern time and one by 5 pm Eastern time. If EMC pulls material from the BROCADE Consignment KanBan during the last day of BROCADE’s fiscal quarter, notification will be sent per the previously defined fiscal quarter end notification schedule above. BROCADE shall apply the Release Notice against the then-open Quarterly Purchase Order. BROCADE will ship Products per Releases Notices and replenish KanBans within the following lead times:
BROCADE Consignment KanBans will be replenished and False Pull Notices delivered within five (5) Business Days for all products from receipt of EMC’s release notice and False Pull Notice, if within EMC’s purchase order quantities.
BROCADE Consignment KanBans will be replenished per BROCADE’s commitment via the DSR, from receipt of EMC’s release notice if such notices are in excess of EMC’s purchase order quantities. If EMC’s release notice exceeds BROCADE’s current cumulative supply commitment, the BROCADE Consignment KanBan will be replenished per the DSR overall supply commitment.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

BROCADE will respond via E-mail with confirmation of receipt, and ship date, if within BROCADE’s supply commitment via the DSR, within two (2) normal business hours of receipt of EMC’s release notice. BROCADE will ship a replacement KanBan to the applicable KanBan Site for placement into the applicable BROCADE Consignment KanBan.
(d) BROCADE shall ship BROCADE owned KanBans to be placed in a BROCADE KanBan Queue, via Exworks BROCADE Consignment Kanban Sites for international locations and FOB BROCADE Consignment Kanban Site for U.S. locations where “Delivery” is defined in Section (f) below, including freight, provided that EMC has approved the shipping method and carrier in advance. Notwithstanding the foregoing, in the event of expedited shipments, BROCADE may choose the carrier at its sole discretion.
(e) EMC shall provide the space for the BROCADE Consignment KanBans with the exception of the Shannon/Cork HUB where Brocade will pay the third party logistics provider (“3PL”) directly and include the cost in non-product invoicing. All Products in the BROCADE Consignment KanBan shall be and remain the property of BROCADE, until such time as they are Delivered to EMC, as defined below. EMC will store each BROCADE Consignment KanBan in EMC’s facilities or contract with an EMC designated 3PL to store Brocade Consignment KanBans in a manner such that the BROCADE Consignment KanBan shall be segregated by a clear and durable physical delineation, separating the BROCADE Consignment KanBan from the other parts of the EMC location or EMC designated 3PL Hub and from EMC’s other products, supplies, inventory, and equipment, and EMC or it’s designated 3PL Hub shall conspicuously mark the area of each BROCADE Consignment KanBan Site to indicate BROCADE’s ownership of the KanBans. EMC shall have no right of ownership or control over the BROCADE Consignment KanBans. EMC and its designated 3PL Hub will exercise the same degree of care to keep and maintain the KanBans as EMC uses with respect to its own inventory. EMC and its designated 3PL Hub will implement and maintain commercially reasonable measures to prevent any loss, theft, damage, or destruction of the KanBans.
(f) Products contained in a BROCADE Consignment KanBan shall be deemed to be “Delivered” to EMC for purposes of this Amendment when the Products are Pulled by EMC or EMC’s designated 3PL. Upon Delivery, EMC shall be deemed to be in receipt of the Products for purposes of Section 7.5.2 of the Agreement, and the Pull date shall equal the date the Release notice was communicated to BROCADE for purposes of Section 9 of the Agreement. BROCADE shall invoice EMC for such Products as detailed in EMC’s or EMC’s designated 3PL’s pull release notice in accordance with Section 5 of the Agreement. At such time, BROCADE shall also invoice EMC for such Delivered Products on a per unit basis for the cost of shipping, insuring, and if applicable, custom formalities for such Products, at agreed upon rates, from BROCADE’s manufacturing facilities to the BROCADE Consignment KanBan Site that Brocade paid directly to third parties. EMC will pay 3PLs directly for warehousing charges associated with storing Brocade Consignment KanBans. The only exception is the cost of warehousing BROCADE Consignment KanBans in the Shannon Ireland Hub which shall be paid by Brocade directly and then invoiced to EMC as part of the per unit costs described above. Once a KanBan has been Pulled, no Product contained in such KanBan may be placed back into any BROCADE KanBan Queue, and the Product may only be returned by EMC in accordance with the terms set forth in Section 7 or Section 9 of the Agreement.

(g) At all times the BROCADE Consignment KanBans will be kept free by EMC from all liens, claims, encumbrances, and interests of any kind.
(h) EMC, and its designated 3PL’s, will allow access to a BROCADE representative to perform a count of KanBans held in each BROCADE KanBan Queue once per week at a time scheduled no less than twenty-four (24) hours in advance to verify weekly activity and numbers of KanBans on hand. BROCADE may, at its option, conduct an on-site audit to verify the count of KanBans and physically inspect the KanBan Site.
2.0 Delete Sections 7.5.2 in its entirety and replace with the following:
7.5.2 Delivery Procedures.
(a) Delivery shall be F.C.A. Origin (Incoterms 2000) for the standard purchase order process. BROCADE shall use EMC’s designated carriers. Title to Products (or, with respect to Software, the media bearing Software) and risk of loss of Products shall pass to EMC upon signing of the bill of lading by EMC or EMC’s carrier for the standard purchase and drop ship processes. EMC may modify its routing instructions from time to time and will provide BROCADE with an updated version of any such modified instructions. EMC shall arrange for transportation from BROCADE’s dock to the designated ship to address. If there is any conflict between the current version of routing instructions provided to BROCADE and the contents of this Section 7.4, then the current routing instructions will prevail as to EMC’s carrier and routing information. Title to the Software itself shall at all times remain with BROCADE.
(b) Title and risk of loss for the Kanban Process shall pass to EMC upon removal of Kanbans from BROCADE’s Consignment Kanban. Title to the Software itself shall at all times remain with BROCADE. The cost of shipping, insuring, and if applicable, custom formalities for such Products, at agreed upon rates, from BROCADE’s manufacturing facilities to the BROCADE Consignment KanBan Site shall be the responsibility of EMC.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number 1 to OEM Purchase and License Agreement by their duly authorized representatives. This Agreement shall not be effective until executed by Brocade and accepted by an authorized representative of EMC.

Executed and agreed to:		Accepted and agreed to:
BROCADE Communication Systems,		EMC Corporation (EMC)
Inc. “BROCADE”

By:	/s/ Charles Leeming	By:	/s/ Trevor Schick

Name:	Charles Leeming	Name:	Trevor Schick

Title:	VP, OEM Sales	Title:	V.P. GSCM

Signed & Effective Date: 1/7/09		Date:	12/22/08

BROCADE Communication
Switzerland, SarL

By:	/s/ Kevin L. McKenna

Name:	Kevin L. McKenna

Title:	Director

Date:	09-January-2009

EXHIBIT M
EMC HUBS
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[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.